UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2012

Commission File Number: 333-173702

Excel Corporation

(Exact name of registrant as specified in its charter)

Delaware	333-173702	27-3955524
(State of incorporation)	(Commission File Number)	(I.R.S. Employer)
Identification No.)

1384 Broadway, 17th Floor, New York, NY	10018
(Address of principal executive offices)	(Zip Code)

212-921-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01.	Entry into a Material Definitive Agreement	2
Item 2.01	Completion of Disposition of Assets	2
Item 9.01	Financial Statements and Exhibits	3

Item 1.01.	Entry into a Material Definitive Agreement.

On January 23, 2012, the Company’s wholly-owned subsidiary, XLFashions, Inc. (“XL”) entered into an assignment agreement (the “Agreement”) with Orix Venture Finance LLC (“Orix”). Pursuant to the Agreement, XL acquired from Orix an approximate $3.4 million principal amount senior secured loan (the “Loan”) and a warrant (the “Warrant”) to purchase 65,168 Class A Preferred Units of eFashion Solutions, LLC, a New Jersey Limited Liability Company (“eFashion”). Orix was eFashion’s senior secured lender, and the Loan is secured by all of the assets of eFashion. As part of the transaction, Orix also assigned a registration rights agreement to XL, which requires eFashion to register the securities underlying the Warrant under certain conditions. The purchase price paid by XL for the Loan, Warrant and related rights was $1,050,000, less a deposit of $20,120 that was received by Orix between January 17, 2012 and January 22, 2012.

On April 24, 2012, the Company notified eFashion of the existence of an event of default under the Loan. On May 3, 2012, the Company initiated a lawsuit to recover amounts due and owing under the Loan from eFashion. Pursuant to a negotiated unwritten settlement, on June 11, 2012, eFashion paid to XL $250,000 as partial payment towards the outstanding total liability due and owing.

On June 25, 2012, XL and Seacoast Holdings (eFashion), Inc. (“Seacoast”) entered into an assignment agreement (the “Seacoast Agreement”). Pursuant to the Seacoast Agreement, Seacoast acquired the Loan and the Warrant from XL. As part of the transaction, XL also assigned a registration rights agreement to Seacoast, which requires eFashion to register the securities underlying the Warrant under certain conditions. The purchase price paid by Seacoast for the Loan, Warrant, and related rights was $925,000 which such sum was paid to XL on June 27, 2012.

Item 2.01	Completion of Disposition of Assets

The Company disposed of a material asset pursuant to the terms set forth in Item 1.01 above.

2

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description
10.1	Assignment Agreement dated June 25, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 3, 2012	EXCEL CORPORATION

By:	/s/ Ruben Azrak
Ruben Azrak
Chief Executive Officer
(Principal Executive Officer)

3